Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE

Natural Resource Partners L.P.
Reports Third Quarter Results
And Increases Guidance
Third Quarter 2006 Highlights:
•	Net income of $25.3 million, or $0.85 per unit

•	Coal royalty revenues of $36.9 million

•	Distributable cash flow of $31.0 million

•	Increased distribution to $0.85 per unit

•	Increased revenue and distributable cash flow guidance for the year
HOUSTON, November 2, 2006 — Natural Resource Partners L.P. (NYSE:NRP and NYSE:NSP) today reported net income of $25.3 million for the third quarter 2006, up 18% from the $21.5 million reported for the same period in 2005. Net income per unit increased to $0.85 from $0.79 per unit in 2005. Distributable cash flow for the third quarter 2006 decreased slightly to $31.0 million from $32.1 million a year ago.
For the first nine months of 2006, NRP reported net income of $78.8 million, also up 18% over the same period last year. Net income per unit rose to $2.72 from $2.48 for 2005 while distributable cash flow increased 12% over last year to $95.5 million.
“Our lessees reported higher prices in the third quarter than we had anticipated, resulting in a much better quarter,” said President and Chief Operating Officer Nick Carter. “Although there has been much written about coal prices being lower, especially in Central Appalachia, we are not seeing that trend in the prices reported to us by our lessees. We believe this is due to the diversity and quality of our properties and lessees and to the excellent job our lessees do in mining and selling our coal.”
Third Quarter 2006 Financial Results
NRP reported a 7% increase in third quarter 2006 total revenues to $41.5 million from $38.7 million last year. Third quarter 2006 coal royalty revenues rose 8% to $36.9 million from $34.3 million last year, primarily due to a 7% increase in average royalty revenue per ton to a record $2.88 per ton. NRP experienced significant average royalty revenue per ton increases in all

NRP Reports Third Quarter Results	Page 2 of 9
regions except Southern Appalachia, where the average royalty revenue per ton dropped $0.34 due to production from lower royalty rate leases. Average royalty revenue per ton in the Northern Powder River Basin included an upward annual price adjustment. A decrease in production in the Illinois Basin was more than offset by a slight increase in the Northern Powder River Basin.
Total third quarter 2006 expenses decreased approximately 13% to $12.9 million from the $14.8 million reported in the third quarter last year. Depreciation, depletion and amortization was $1.2 million lower due to production from lower cost properties and an approximate $800 thousand decrease in coal royalty and override payments by NRP due to the expiration of one override and another override being temporarily reduced due to production from adjacent properties.
While net income increased significantly for the quarter, changes in working capital led to a decrease in distributable cash flow of approximately $1.1 million for the third quarter 2006 versus 2005.
Year-to-date Financial Results
Total revenues for the nine month period increased 11% to $129.0 million from $116.7 million. Year to date coal royalty revenues improved 7% to $112.5 million compared to $104.8 million last year. This primarily results from a 6% increase in average coal royalty per ton to $2.80 per ton from the $2.65 per ton reported last year. Similar to our quarter results, production was consistent with our forecast, and was essentially flat as compared to the first nine months of 2005. Year to date approximately 24% of NRP’s production and 29% of its coal royalty revenue was from metallurgical coal. Revenues other than coal royalty revenue grew 38% to a total of $16.5 million mainly due to increases in oil and gas royalties of $1.4 million, or 65%, over last year. In addition, we received $2.6 million related to the sale of timber assets in the first and second quarters of this year.
Total expenses were down approximately $2.0 million or 5% to $40.8 million year to date. Depreciation, depletion and amortization decreased 11% as a result of lower depletion rates. General and administrative expenses increased 10%, or $1.0 million, over last year primarily due to increased costs associated with managing a larger number of properties and incentive compensation accruals. Property, franchise and other taxes increased $0.7 million due to property and franchise taxes in additional states in which the partnership now operates. Coal royalty and override payments by NRP were down approximately $1.1 million, or 47%, due to the expiration of one override payment and the temporary reduction of another due to production occurring on adjacent property.
Distributions; Expected Conversion of NSP Units
On October 17, 2006, NRP announced its thirteenth consecutive increase in its quarterly distribution, raising the distribution to $0.85 per unit, or $3.40 per unit on an annualized basis, for both NRP and NSP. This represents a 15% increase in Natural Resource Partners’ distributions compared to the third quarter of 2005. This distribution will be paid on November 14 to holders of record on November 1. Following the payment of the distribution in November,

NRP Reports Third Quarter Results	Page 3 of 9
one-third of the currently outstanding subordinated units that trade under the ticker symbol “NSP” will convert into common units and begin trading under the “NRP” ticker symbol.
2006 Guidance
NRP is increasing its 2006 guidance due to higher than anticipated prices for coal sold by its lessees during the third quarter. We now anticipate higher revenues than previously stated at the end of the second quarter. Following are some updated key projections for 2006:

	Range
Coal Royalty Revenues ($ millions)	142.0	—	146.0
Total Revenues ($ millions)	165.0	—	169.0
Net Income ($ millions)	98.0	—	102.0
Net Income per unit ($ per unit)	3.35	—	3.45
Distributable Cash Flow ($ millions)	118.0	—	122.0
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin.
For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
Forward Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements include comments regarding growth of the partnership and increases in distributions. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Disclosure of Non-GAAP Financial Measures
Distributable cash flow represents cash flow from operations less actual principal payments and cash reserves set aside for scheduled principal payments on the senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities.

NRP Reports Third Quarter Results	Page 4 of 9
A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.
06-16
- financials follow -

NRP Reports Third Quarter Results	Page 5 of 9
Natural Resource Partners L.P.
Operating Statistics
(In thousands except per ton data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Coal royalty revenues:
Appalachia
Northern	$2,292	$2,198	$8,330	$6,767
Central	24,568	21,950	74,953	70,022
Southern	5,471	7,098	16,088	18,455

Total Appalachia	$32,331	$31,246	$99,371	$95,244
Illinois Basin	808	956	4,465	3,356
Northern Powder River Basin	3,763	2,065	8,703	6,154

Total	$36,902	$34,267	$112,539	$104,754

Coal royalty production (tons):
Appalachia
Northern	1,177	1,161	4,391	3,577
Central	7,873	7,792	24,050	24,989
Southern	1,395	1,667	4,256	4,665

Total Appalachia	10,445	10,620	32,697	33,231
Illinois Basin	368	624	2,507	2,198
Northern Powder River Basin	1,985	1,447	4,983	4,144

Total	12,798	12,691	40,187	39,573

Average royalty revenue per ton:
Appalachia
Northern	$1.95	$1.89	$1.90	$1.89
Central	3.12	2.82	3.12	2.80
Southern	3.92	4.26	3.78	3.96

Total Appalachia	3.10	2.94	3.04	2.87
Illinois Basin	2.20	1.53	1.78	1.53
Northern Powder River Basin	1.90	1.43	1.75	1.49

Total	$2.88	$2.70	$2.80	$2.65

NRP Reports Third Quarter Results	Page 6 of 9
Natural Resource Partners L.P.
Consolidated Statements of Income
(In thousands, except per unit data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues:
Coal royalties	$36,902	$34,267	$112,539	$104,754
Oil and gas royalties	853	1,056	3,500	2,126
Property taxes	1,532	1,552	4,827	4,533
Minimums recognized as revenue	633	431	1,254	1,365
Override royalties	283	487	767	1,311
Other	1,288	942	6,114	2,590

Total revenues	41,491	38,735	129,001	116,679
Operating costs and expenses:
Depreciation, depletion and amortization	7,009	8,221	22,098	24,725
General and administrative	3,475	3,527	11,010	10,001
Property, franchise and other taxes	2,142	1,954	6,486	5,738
Coal royalty and override payments	296	1,071	1,250	2,369

Total operating costs and expenses	12,922	14,773	40,844	42,833

Income from operations	28,569	23,962	88,157	73,846
Other income (expense)
Interest expense	(3,960)	(2,889)	(11,253)	(7,916)
Interest income	665	392	1,938	954

Net income	$25,274	$21,465	$78,842	$66,884

Net income attributable to: (1)
General partner	$2,641	$1,103	$6,989	$3,088

Holders of incentive distribution rights	$1,150	$363	$2,914	$943

Limited partners	$21,483	$19,999	$68,939	$62,853

Basic and diluted net income per limited partner unit:
Common	$0.85	$0.79	$2.72	$2.48

Subordinated	$0.85	$0.79	$2.72	$2.48

Weighted average number of units outstanding:
Common	16,825	13,987	16,825	13,987

Subordinated	8,515	11,354	8,515	11,354

(1)	Net income is allocated among the limited partners, the general partner and holders of the incentive distribution rights (IDRs) based upon their pro rata share of distributions. The IDRs are allocated 65% to the general partner and the remaining 35% to affiliates of the general partner. The IDRs allocated to the general partner are included in the net income attributable to the general partner.

NRP Reports Third Quarter Results	Page 7 of 9
Natural Resource Partners L.P.
Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Cash flows from operating activities:
Net income	$25,274	$21,465	$78,842	$66,884
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	7,009	8,221	22,098	24,725
Non-cash interest charge	97	97	288	222
Gain from sale of assets	—	—	(2,634)	—
Change in operating assets and liabilities:
Accounts receivable	(2,332)	347	(2,439)	(3,022)
Other assets	282	(316)	525	285
Accounts payable	255	202	235	78
Accrued interest	1,020	2,385	2,237	2,554
Deferred revenue	625	315	1,033	(2,016)
Accrued incentive plan expenses	996	1,389	2,506	2,613
Property, franchise and other taxes payable	158	388	(147)	(382)

Net cash provided by operating activities	33,384	34,493	102,544	91,941

Cash flows from investing activities:
Acquisition of land, plant and equipment, coal and other mineral rights	(54,401)	(54,580)	(105,839)	(76,124)
Proceeds from sale of assets	—	—	4,761	—

Net cash used in investing activities	(54,401)	(54,580)	(101,078)	(76,124)

Cash flows from financing activities:
Proceeds from loans	53,000	88,000	103,000	106,000
Repayments of loans	—	(50,000)	(24,350)	(59,350)
Distributions to partners	(23,819)	(19,216)	(67,023)	(55,113)

Net cash provided by (used in) financing activities	29,181	18,784	11,627	(8,463)

Net (decrease) or increase in cash and cash equivalents	8,164	(1,303)	13,093	7,354
Cash and cash equivalents at beginning of period	52,620	50,760	47,691	42,103

Cash and cash equivalents at end of period	$60,784	$49,457	$60,784	$49,457

SUPPLEMENTAL INFORMATION:
Cash paid during the period for interest	$2,841	$427	$8,702	$5,139

NRP Reports Third Quarter Results	Page 8 of 9
Natural Resource Partners L.P.
Consolidated Balance Sheets
(In thousands, except for unit information)

	September 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$60,784	$47,691
Accounts receivable	24,332	21,946
Accounts receivable — affiliate	59	6
Other	307	833

Total current assets	85,482	70,476
Land	12,461	14,123
Plant and equipment, net	25,070	5,924
Coal and other mineral rights, net	655,078	590,459
Loan financing costs, net	2,182	2,431
Other assets, net	1,095	1,583

Total assets	$781,368	$684,996

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable	$817	$677
Accounts payable — affiliate	183	88
Current portion of long-term debt	9,350	9,350
Accrued incentive plan expenses — current portion	5,326	1,105
Property, franchise and other taxes payable	3,991	4,138
Accrued interest	3,771	1,534

Total current liabilities	23,438	16,892
Deferred revenue	15,884	14,851
Accrued incentive plan expenses	3,680	5,395
Long-term debt	300,600	221,950
Partners’ capital:
Common units (outstanding: 16,825,307)	298,571	292,990
Subordinated units (outstanding: 8,515,228 )	126,351	123,114
General partner’s interest	12,058	10,024
Holders of incentive distribution rights	1,549	582
Accumulated other comprehensive loss	(763)	(802)

Total partners’ capital	437,766	425,908

Total liabilities and partners’ capital	$781,368	$684,996

NRP Reports Third Quarter Results	Page 9 of 9
Natural Resource Partners L.P.
Reconciliation of GAAP “Net cash provided by operating activities”
To Non-GAAP “Distributable cash flow”
(In thousands)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005

Cash flow from operations	$33,384	$34,493	$102,544	$91,941
Less scheduled principal payments	—	—	(9,350)	(9,350)
Less reserves for future principal payments	(2,350)	(2,350)	(7,050)	(7,050)
Add reserves used for scheduled principal payments	—	—	9,400	9,400

Distributable cash flow	$31,034	$32,143	$95,544	$84,941

-end-